MSB FINANCIAL CORP. RELEASES FIRST QUARTER EARNINGS

MILLINGTON, NJ, May 4, 2020 - MSB Financial Corp. (NASDAQ: MSBF) (the “Company”), parent company of Millington Bank, reported today the results of its operations for the three months ended March 31, 2020.

The Company reported net income of $533,000, or $0.11 per diluted common share, for the three months ended March 31, 2020, compared to net income of $514,000, or $0.10 per diluted common share, for the three months ended March 31, 2019. The three months ended March 31, 2020 were impacted by approximately $525,000 in merger related expenses associated with the Company's previously disclosed pending merger with Kearny Financial Corp. that would not be part of normal operating expenses. Adjusting for the merger related expenses, net income for the three months ended March 31, 2020 would have been $1.0 million or $0.20 per diluted share. The three months ended March 31, 2019 were impacted by approximately $862,000 in additional professional expenses year over year in connection with the first audit of the Company's internal control over financial reporting. As the Company previously disclosed, in connection with the December 31, 2018 audit, management and outside auditors identified certain material weaknesses in internal control. While none of these material weaknesses resulted in any misstatement or material change to the reported results, they did cause the scope of the audit and consequently the related expense to increase significantly. Adjusting for the expense associated with the change in procedures, net income for the three months ended March 31, 2019 would have been $1.1 million or $0.21 per diluted share.

Highlights for the quarter:

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Return on average assets was 0.36% for the three months ended March 31, 2020 and March 31, 2019, while return on average equity was 3.22% for the three months ended March 31, 2020, compared to 3.05% for the three months ended March 31, 2019.

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Net interest margin decreased three basis points to 3.16% for the quarter ended March 31, 2020, from 3.19% for the quarter ended March 31, 2019. Contributing to the decrease in net interest margin was higher average interest earning assets.

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The efficiency ratio, which is calculated by dividing non-interest expense by the sum of net interest income and non-interest income, was 76.39% for the quarter ended March 31, 2020, as compared to 83.83% for the quarter ended March 31, 2019.

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Non-performing assets represented 0.57% of total assets at March 31, 2020, compared with 0.68% at December 31, 2019. The allowance for loan losses as a percentage of total non-performing loans was 175.44% at March 31, 2020, compared to 147.38% at December 31, 2019.

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The Company’s balance sheet at March 31, 2020 reflected an increase in total assets of $7.3 million compared to December 31, 2019, due to increases in net loans receivable offset by a decrease in cash and cash equivalents.

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The effective tax rate increased to 39.4% for the quarter ended March 31, 2020, compared to 31.1% for the quarter ended March 31, 2019. The increase in tax rate was due to the nondeductible portion of the merger related expenses.

Selected Financial Ratios
(unaudited; annualized where applicable)

As of or for the quarter ended:	3/31/2020	12/31/2019	9/30/2019	6/30/2019	3/31/2019
Return on average assets	0.36%	0.86%	0.77%	0.85%	0.36%
Return on average equity	3.22%	7.71%	6.79%	7.28%	3.05%
Net interest margin	3.16%	3.16%	3.12%	3.21%	3.19%
Net loans / deposit ratio	116.90%	107.46%	106.56%	118.62%	113.10%
Shareholders' equity / total assets	11.00%	11.02%	10.86%	11.42%	11.77%
Efficiency ratio	76.39%	64.50%	64.30%	62.97%	83.83%
Book value per common share	$12.74	$12.61	$12.35	$12.64	$12.46

CEO Outlook

"Our first quarter efforts were focused on the operational impact of CODIV-19" stated Michael Shriner, President and Chief Executive Officer.  Mr. Shriner added, "I am pleased to say that we implemented our business continuity plan quickly and effectively and we continued to operate without impact to our customers."  Mr. Gallaway, Chairman of the Board of Directors added “I am proud of what our team has been able to accomplish in the face of adversity, providing service to our communities in the form of normal operations while concurrently fulfilling voluminous requests for the SBA Payroll Protection Program and loan referral requests all while remaining in compliance with State Executive Orders.”

Mr. Shriner further stated “although it is still too early to determine the ultimate impact of COVID-19 on the loan portfolio, we determined a gradual increase to the provision for loan losses was appropriate. We will continue to monitor the impact and make additional provisions as necessary.”

Non-GAAP Financial Measures

This release references adjusted net income, which is a non-GAAP (Generally Accepted Accounting Principles) financial measure. Adjusted net income for March 31, 2020 is derived from GAAP net income less the $525,000 in merger related expenses that would not be part of normal operating expenses and tax effected at a rate of 31% for the portion of expense that was allowable for deduction. Adjusted net income for March 31, 2019 is derived from GAAP net income less the $862,000 in additional expenses associated with the expanded audit scope and identification of material weaknesses and tax effected at a rate of 31%. We believe the presentation of adjusted net income is appropriate as it better enables an investor to analyze the performance of our core business year over year without the impact of unusual items.

The following tables reconcile adjusted net income to net income and adjusted diluted earnings per share to diluted earnings per share:

	Three months ended March 31,
	2020	2019
(dollars in thousands)
Net income	$533	$514
Merger related expenses	525	—
Professional expenses associated with increased audit scope and identification of material weaknesses	—	862
Tax adjustment using an assumed tax rate of 31%	(66)	(267)
Adjusted net income	$992	$1,109

	Three Months Ended March 31,
(In Thousands, Except Per Share Data)	2020	2019
Numerator:
Net income	$992	$1,109

Denominator:
Weighted average common shares	5,018	5,198
Dilutive potential common shares	23	39
Weighted average fully diluted shares	5,041	5,237

Earnings per share:
Dilutive	$0.20	$0.21

Forward Looking Statement Disclaimer
This release may contain forward-looking statements. Such forward-looking statements are subject to risks and uncertainties which may cause actual results to differ materially from those currently anticipated due to a number of factor. Factors that may cause actual results to differ from those contemplated include our ability to reduce interest rates on deposits; our ability to reduce our funding costs; our ability to continue to use funding sources like short-term brokered deposits; our ability to reduce our nonperforming loans; our continued ability to grow the loan portfolio; the impact of the passage of the Tax Cuts and Jobs Act; our continued ability to manage cybersecurity risks; our continued ability to successfully remediate our identified internal control weaknesses; and our ability to control expenses. Therefore, readers should not place undue reliance on any forward-looking statements. MSB Financial Corp. does not undertake, and specifically disclaims, any obligations to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such circumstance.

Contact:	Michael A. Shriner, President & CEO
(908) 647-4000
mshriner@millingtonbank.com

MSB Financial Corp. and Subsidiaries

Consolidated Statements of Financial Condition
	At March 31, 2020	At December 31, 2019
(Dollars in thousands, except per share amounts)
Cash and due from banks	$1,242	$1,296
Interest-earning demand deposits with banks	9,834	17,157
Cash and Cash Equivalents	11,076	18,453
Securities held to maturity (fair value of $34,818 and $35,696, respectively)	35,092	35,827
Loans receivable, net of allowance for loan losses of $5,965 and $5,655, respectively	522,941	508,022
Premises and equipment	7,876	8,020
Federal Home Loan Bank of New York stock, at cost	4,301	2,848
Bank owned life insurance	14,571	14,480
Accrued interest receivable	1,741	1,650
Other assets	2,837	3,786
Total Assets	$600,435	$593,086
Liabilities and Stockholders' Equity
Liabilities
Deposits:
Non-interest bearing	$45,856	$47,935
Interest bearing	401,520	424,817
Total Deposits	447,376	472,752
Advances from Federal Home Loan Bank of New York	83,875	51,575
Advance payments by borrowers for taxes and insurance	776	722
Other liabilities	2,375	2,662
Total Liabilities	534,402	527,711
Stockholders' Equity
Preferred stock, par value $0.01; 1,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, par value $0.01; 49,000,000 shares authorized; 5,184,914 issued and outstanding at March 31, 2020 and December 31, 2019, respectively	52	52
Paid-in capital	41,955	41,857
Retained earnings	25,522	24,989
Unearned common stock held by ESOP (165,844 and 168,538 shares, respectively)	(1,496)	(1,523)
Total Stockholders' Equity	66,033	65,375
Total Liabilities and Stockholders' Equity	$600,435	$593,086

MSB Financial Corp. and Subsidiaries

Consolidated Statements of Income
	Three months ended March 31,
	2020	2019
(in thousands except per share amounts)
Interest Income
Loans receivable, including fees	$5,929	$5,691
Securities held to maturity	228	285
Other	71	132
Total Interest Income	6,228	6,108
Interest Expense
Deposits	1,385	1,126
Borrowings	297	559
Total Interest Expense	1,682	1,685
Net Interest Income	4,546	4,423
Provision for Loan Losses	250	—
Net Interest Income after Provision for Loan Losses	4,296	4,423
Non-Interest Income
Fees and service charges	122	72
Income from bank owned life insurance	95	94
Other	19	24
Total Non-Interest Income	236	190
Non-Interest Expenses
Salaries and employee benefits	1,731	1,728
Directors compensation	132	129
Occupancy and equipment	384	375
Service bureau fees	200	95
Advertising	1	7
FDIC assessment	45	46
Professional services	414	1,278
Merger Expenses	525	—
Other	221	209
Total Non-Interest Expenses	3,653	3,867
Income before Income Taxes	879	746
Income Tax Expense	346	232
Net Income	$533	$514
Earnings per share:
Basic	$0.11	$0.10
Diluted	$0.11	$0.10